Exhibit 23.1

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CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 dated September 26, 2013 of Golden Queen Mining Co. Ltd., of our report dated March 13, 2013, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.

/s/ BDO CANADA LLP

Chartered Accountants
Vancouver, Canada
September 26, 2013